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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
ICG Communications, Inc.:

        We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

        Our audit report, dated February 28, 2003, on the consolidated financial statements of ICG Communications, Inc. and subsidiaries contains an explanatory paragraph that states that on October 10, 2002, the Company emerged from bankruptcy. The financial statements of the reorganized Company reflect assets and liabilities at fair value under fresh-start reporting as of October 11, 2002. As a result, the financial statements of the reorganized Company are presented on a different basis than those prior to the reorganization and, therefore, are not comparable in all respects.

        As discussed in note 4 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145 effective October 11, 2002.

                      /s/ KPMG LLP

Denver, Colorado
December 22, 2003

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  Exhibit 23.1